Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Mike Durkin
Chief Financial Officer
612-661-3884

PepsiAmericas Reports Earnings Per Share (EPS)

Consistent with Previously Announced Expectations

Minneapolis, MN, April 22, 2003 – PepsiAmericas, Inc. (NYSE: PAS) today reported results for the first quarter of 2003.  Net income, as reported, was $4.9 million, or $0.03 per share, compared to net income of $23.4 million, or $0.15 per share, for the first quarter of 2002.    Results for the first quarter reflected lower volumes, year-over-year, due to the later timing in 2003 of the Easter holiday, the initial effect on consumer demand of price increases during the first quarter of 2003 and comparison with strong new product growth in the first quarter of 2002.  The first quarter of 2003 also reflected several unusual items, including a charge for the early extinguishment of debt, an additional provision for taxes, a gain resulting from the resolution of an ESOP case with the IRS and a special charge of $3.9 million net of  tax, or $0.03 per share, resulting primarily from the company’s recently announced domestic reduction-in-force.  Other than these severance expenses, unusual charges and gains incurred in the quarter were approximately offsetting.  Excluding unusual items, first quarter 2003 net income was $8.3 million, or $0.06 per share.  A reconciliation table and an explanation of these unusual items are included with the financial statements attached to this release.

First-Quarter Highlights

•                  Total volume decreased 8.8 percent, which included volume declines of 7.4 percent in the U.S. and 18.0 percent in Central Europe, offset by an increase in Caribbean volume of 3.5 percent.

•                  Worldwide net sales decreased 7.1 percent to $682.1 million compared to $730.4 million in the previous year.  U.S. net sales decreased 7.0 percent to $590.1 million from $634.5 in the prior-year first quarter.  Net sales in Central Europe decreased 8.2 percent to $52.9 million from $57.6 million in the prior-year first quarter and net sales in the Caribbean grew approximately 2.0 percent to $39.1 million from $38.3 million in the prior-year first quarter.  The prospective adoption of Emerging Issues Task Force (“EITF”) Issue No. 02-16 in the first quarter of 2003 contributed approximately $21.8 million to the reduction in net sales by requiring the reclassification of certain marketing support programs to cost of goods sold.  A table showing net sales, gross margin and selling, distribution and administrative (SD&A) expense comparisons as though EITF 02-16 had been adopted at the beginning of 2002 is also included with the attached financial statements.

•                  Average selling prices in the U.S. increased 3.1 percent, of which 1.5 percent was rate and 1.6 percent was mix.

•                  Worldwide operating income in the current quarter declined to $26.7 million compared to $58.9 million in the prior-year first quarter.  U.S. operating income declined to $40.1 million in the quarter compared to $70.0 million in the prior-year first quarter.  International operating losses increased to $13.4 million from $11.1 million in the prior-year first quarter.

“We anticipated lower volumes in the first quarter because of the quarterly shift in the timing of the Easter holiday and difficult new product overlap,” said Robert C. Pohlad, Chairman and Chief Executive Officer of PepsiAmericas.  “However, volumes were softer than we expected due to a variety of economic and marketplace trends affecting consumer demand in the first quarter.  We have reset our cost structure and focused on better management of price, product and channel mix, which should benefit margins over the balance of the year.  Volumes have already begun to improve early in the second quarter, and we believe that our 2003 product innovation and marketing calendars, which begin to rollout in May, should drive growth in the second half of the year.”

The decline in first-quarter U.S. volume of 7.4 percent reflected softness across all channels, including continued volume declines in the small format channel, as well as the timing of the Easter holiday, which accounted for an estimated 1.5 points of the decline.  These factors drove low double-digit volume decreases in trademark Pepsi volume and high single-digit volume declines in trademark Mountain Dew, which were partly offset by strong increases in Aquafina and the continued successful rollout of Sierra Mist.

Total volume in Central Europe decreased 18.0 percent across all brand categories in the first quarter, driven by the timing of the Easter holiday (which contributed 4.5 points to the decline), by poor weather in the region, and by net selling price declines in Poland, which were offset by net selling price increases in Hungary and the Czech Republic.  Operating losses in Central Europe were $11.1 million compared to $8.7 million in the prior-year first quarter.  Excluding the favorable impact of exchange rates, operating losses increased $3 million to $11.7 million.  The decline in operating performance was primarily attributable to the decrease in volume, and to a special charge of $0.5 million in the first quarter of 2003.  The special charge, consisting mainly of depreciation expense, was related to the modification in the selling and distribution strategy.

Volumes in the Caribbean increased 3.5 percent compared to the same period last year, reflecting continuing recovery in Puerto Rico.  The Caribbean reported operating losses of $2.3 million, a slight improvement over the $2.4 million loss in the prior-year first quarter, primarily due to volume growth and lower SD&A expenses.

On a worldwide basis, gross profit margin was 41.9 percent in the first quarter of 2003 compared to 39.3 percent in the prior-year first quarter.  Had the company adopted EITF 02-16 at the beginning of 2002, the first-quarter 2002 gross margin would have been a comparable 41.9 percent.  The favorable pricing in the U.S. and positive foreign exchange rates were offset by increases in costs per unit in the U.S.  During the quarter, SD&A increased $24.1 million or 10.6 percent, of which approximately $9.4 million was attributable to the adoption of EITF 02-16.  Higher SD&A expenses were primarily driven by increased fuel and insurance costs, compensation and benefits costs, and depreciation expense.

Outlook

For full fiscal 2003, the company continues to expect to achieve EPS growth in the range of 9 to 11 percent, but likely at the low end of the range.  This growth rate compares to reported EPS from continuing operations of $0.89 in 2002, as well as to EPS of $0.89, excluding the net impact of unusual items.  The expected growth rate also excludes the impact of share repurchases in 2003.  Additionally, PepsiAmericas expects worldwide volume growth of 1 to 2 percent, net price increases in the range of 2 ½ to 3 ½ percent, and cost increases in the mid-single digits.

“Despite a tough first-quarter environment, we are expecting volume growth to improve over the balance of the year, driven by our product innovation and marketing calendar for 2003.  With our anticipated cost-savings, and continued implementation of our pricing goals, our ability to achieve our earnings growth goals will depend on volume growth, which, in turn, will be driven by the success of that innovation,” said Pohlad.

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PepsiAmericas is the number-two anchor bottler in the Pepsi system with operations in 18 states as well as Puerto Rico, Jamaica, the Bahamas, Barbados, Trinidad and Tobago, Poland, Hungary, the Czech Republic and Republic of Slovakia.  In total, PepsiAmericas serves areas with a population of more than 117 million people.  PepsiAmericas manufactures, distributes and markets a broad portfolio of Pepsi-Cola, and other national and regional brands.  PepsiCo, Inc. (NYSE: PEP) holds a 39.9 percent equity interest in PepsiAmericas.

PepsiAmericas will hold an earnings conference call at 1:00 PM CDT on Tuesday, April 22, 2003, which will be available through a live webcast over the Internet.  To listen live to this discussion with financial analysts, please dial 800-946-0786 within the U.S. and 719-457-2662 from outside the U.S.  Request the PepsiAmericas conference call.  A playback of the discussion will also be available until April 30, 2003.  To listen to the archived call, please dial 888-203-1112 within the U.S. and 719-457-0820 from outside the U.S., enter the replay passcode 248993.  A live webcast will also be available through the company’s website at www.pepsiamericas.com.  A replay of the webcast will be archived and available online through the Investor Relations section of www.pepsiamericas.com.

This release contains forward-looking statements of expected future developments.  We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to the safe harbor established by the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in the release refer to the expectations regarding anticipated volume growth, earnings growth, and other matters.  These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future events and uncertainties, which could materially affect actual performance.  Our future performance involves a number of risks and uncertainties.  Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product offerings; weather conditions; and cost and availability of raw materials.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the year ended December 28, 2002.

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FIRST QUARTER OF FISCAL 2003
COMPARED WITH THE FIRST QUARTER OF FISCAL 2002
(UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

	First Quarter
	2003	2002

Net sales	$682.1	$730.4
Cost of goods sold	396.6	443.1
Gross profit	285.5	287.3
Selling, delivery and administrative expenses	252.4	228.3
Amortization expense	0.1	0.1
Special charges	6.3	—
Operating income	26.7	58.9
Interest expense, net	(19.2)	(18.2)
Other expense, net	(2.3)	(2.4)
Income before income taxes	5.2	38.3
Income taxes	0.3	14.9

Net income	$4.9	$23.4

Weighted average common shares:
Basic	143.8	154.1
Incremental effect of stock options and awards	0.3	0.4
Diluted	144.1	154.5

Net income per share- basic	$0.03	$0.15

Net income per share- diluted	$0.03	$0.15

Cash dividends per share	$0.04	$0.04

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED AND IN MILLIONS)

	First Quarter 2003	Fiscal Year 2002

Cash	$92.2	$113.8
Receivables	169.1	202.6
Inventory	179.0	170.2
Other current assets	86.7	63.3
Total current assets	527.0	549.9
Net property	1,116.8	1,130.8
Intangible assets	1,757.7	1,757.7
Other assets	123.5	124.2

Total assets	$3,525.0	$3,562.6

Short-term debt	$201.6	$303.1
Payables	205.7	197.9
Other current liabilities	166.0	197.0
Total current liabilities	573.3	698.0
Long-term debt	1,222.6	1,080.7
Deferred income taxes	85.5	82.2
Other liabilities	249.2	253.1

Shareholders' equity	1,394.4	1,448.6

Total liabilities and shareholders' equity	$3,525.0	$3,562.6

PEPSIAMERICAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FIRST QUARTER OF FISCAL 2003
COMPARED WITH THE FIRST QUARTER OF FISCAL 2002
(UNAUDITED AND IN MILLIONS)

	First Quarter
	2003	2002

Cash Flows from Operating Activities:
Income from continuing operations	$4.9	$23.4
Adjustments to reconcile to net cash provided by operating activities of continuing operations:
Depreciation and amortization	44.1	40.7
Deferred income taxes	2.0	5.8
Special charges	6.3	—
Cash outlays related to special charges	(0.9)	(1.8)
Other	3.8	2.9
Changes in assets and liabilities, exclusive of acquisitions and divestitures:
Net change in primary working capital	30.6	(35.5)
Net change in other assets and liabilities	(63.8)	(34.6)
Net cash provided by operating activities of continuing operations	27.0	0.9

Cash Flows from Investing Activities:
Capital investments	(36.0)	(50.5)
Acquisitions and divestitures, net	—	(2.7)
Proceeds from sales of property	0.5	0.7
Net cash used in investing activities	(35.5)	(52.5)

Cash Flows from Financing Activities:
Repayment of long-term debt	(133.0)	—
Proceeds from issuance of long-term debt	146.3	—
Net borrowings of short-term debt	26.8	55.6
Treasury stock purchases	(56.0)	—
Issuance of common stock	0.3	1.1
Net cash provided by (used in) financing activities	(15.6)	56.7

Net cash provided by (used in) discontinued operations	2.4	(3.6)
Effects of exchange rate changes on cash and equivalents	0.1	—
Change in cash and equivalents	(21.6)	1.5
Cash and equivalents at beginning of year	113.8	64.4
Cash and equivalents at end of quarter	$92.2	$65.9

Notes to condensed consolidated financial statements (unaudited):

1.  Reconciliation of Non-GAAP disclosures: In response to the new U.S. Securities and Exchange Commission's Final Rule, "Conditions for Use of Non-GAAP Financial Measures," attached below is a reconciliation of the company's non-GAAP financial measures used in this press release to the most comparable U.S. GAAP measure.

Adjusted Comparisons:  In order to better reflect our quarter-over-quarter operating performance, we have provided the table below that summarizes the unusual items discussed in this press release that impact comparability of the periods presented:

	First Quarter 2003		First Quarter 2002
(Unaudited, in millions)	Operating Income	Net Income	Operating Income	Net Income

As Reported	$26.7	$4.9	$58.9	$23.4
Unusual items impacting comparability
Special charges	6.3	3.9	—	—
Interest income on ESOP tax settlement	—	(4.2)	—	—
Tax benefit on ESOP tax settlement	—	(6.0)	—	—
Early extinguishment of debt	—	5.4	—	—
Additional tax accruals	—	4.3	—	—
Adjusted Comparisons	$33.0	$8.3	$58.9	$23.4

Weighted average common shares:
Basic		143.8		154.1
Incremental effect of stock options and awards		0.3		0.4
Diluted		144.1		154.5

Net income per share- basic
As reported		$0.03		$0.15
As adjusted		$0.06		$0.15
Net income per share- diluted
As reported		$0.03		$0.15
As adjusted		$0.06		$0.15

Adjustments included in this summary were as follows:

In the first quarter of 2003, the company recorded a charge of $5.8 million ($3.6 million after taxes) related to the reduction in workforce in the U.S.  These charges were primarily for severance costs and related benefits, including the acceleration of restricted stock awards.

In addition, as anticipated, the company recorded an additional charge of $0.5 million ($0.3 million after taxes) in Central Europe in the first quarter of 2003 related to the changes in the marketing and distribution strategy in Poland, the Czech Republic and Republic of Slovakia.  These charges consisted primarily of depreciation expense.

In the first quarter of 2003, the company favorably settled a tax position with the Internal Revenue Service relating to the company's past Employee Stock Option Plan for $12.8 million, including both the taxes previously paid that are now due back to the company, as well as related interest.  As a result, the Company recorded interest income of $6.8 million in "Interest expense, net," ($4.2 million after taxes), and a tax benefit of $6.0 million in "Income taxes."

In February 2003, the investors in the $150 million of notes issued in March 2001 notified the company that they would exercise their option to purchase and remarket the notes pursuant to the remarketing agreement, unless the company elected to redeem the notes.  In March 2003, the company exercised its option and elected to redeem the notes at fair value pursuant to the agreement.  As a result, the company recorded a loss on the early extinguishment of debt in the first quarter of 2003 of $8.8 million ($5.4 million after taxes) in "Interest expense, net."  The loss was included in income from continuing operations before income taxes pursuant to Statement of Financial Accounting Standards No. 145, "Recision of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

The company recorded additional tax accruals of $4.3 million related to additional liabilities arising in the first quarter of 2003.  Excluding the additional tax accruals, as well as the ESOP settlement tax benefit, the effective income tax rate was 38.5 percent, compared to the prior-year first quarter effective income tax rate of 39 percent.

2.  Recently Issued Accounting Pronouncements:  In the first quarter of 2003, the company prospectively adopted Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor.”  EITF 02-16 requires that certain consideration received from vendors or brand owners by the company be recorded as a reduction of cost of goods sold, unless the payment is directly attributable (offsetting) to incremental and separately identifiable expenses incurred elsewhere in the income statement.  As a result, certain marketing support programs (bottler incentives) from brand owners that were previously recognized as an increase to net sales or a reduction in SD&A in prior periods, are recorded as a reduction of cost of goods sold for new agreements beginning in the first quarter of  2003.  Marketing support programs that are directly attributable to incremental expenses incurred and evidenced through submissions for reimbursement, are reported as either an increase to net sales or a reduction of SD&A, and all other marketing support programs are recognized as a reduction of cost of goods sold.

The following table presents the pro forma results for first quarter 2002, had EITF 02-16 been effective, compared to the first quarter 2003 reported results.  The adoption of EITF 02-16 in the first quarter of 2003 was not material to the company's financial statements.

	First Quarter 2003	First Quarter 2002		% Change
(Unaudited, in millions)	As reported	As reported	Pro forma	Reported	Pro forma
Net sales	682.1	730.4	708.5	-6.6%	-3.7%
Cost of goods sold	396.6	443.1	411.9	-10.5%	-3.7%
Gross margin percentage	41.9%	39.3%	41.9%	N/A	N/A
SD&A	252.4	228.3	237.7	10.6%	6.2%
SD&A, as a percentage of net sales	37.0%	31.3%	33.5%	N/A	N/A